Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


2 December 2002
8:00 am (Eastern Time)  1:00 pm (UK Time)


              SHIRE TO INVEST IN VACCINE RESEARCH CENTRE IN CANADA


2 December 2002, Basingstoke, UK - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that it will invest approximately US $18.5 million* in the construction of a new global vaccine research centre in Canada. This centre will support the Company's biologics business and will be located at Shire's current site in Laval, Quebec. The project will begin immediately with completion planned for mid-year 2004.

Richard de Souza, Shire Director of International, said: "This investment decision serves three purposes. It recognises the significant progress made by our biologics research team in bringing forward candidate projects for clinical development and it reinforces our commitment towards building presence in the important vaccines market. Our decision also serves to underpin Shire's strategic aim of becoming an even more significant player in the global vaccine market which is expected to grow from US $5 billion annual sales to more than US $10 billion sales within the next five years."

Shire's decision to build the new vaccine research centre in Laval, Quebec, is in line with its strategy of further developing this area of its business. The Company recently announced an alliance with Berna Biotech through which Shire will manufacture and supply its FLUVIRAL(R) influenza vaccine to Berna Biotech for sale in international territories excluding Europe and North America. In return, Berna Biotech will manufacture and supply its hepatitis B vaccines, Hepavax Gene** and Bio-Hep B** and make them available to Shire for exclusive sale in Europe. Shire also already has a marketing partnership with Baxter, which involves the Company's meningitis C vaccine in Canada.

Shire Biologics' current commercial products are FLUVIRAL(R), an influenza vaccine, PACIS(R) for superficial bladder cancer and NEISVAC-C*** for meningitis C infection. Shire Biologics currently provides 50% of Canada's annual influenza vaccine needs. It has also received a 10-year mandate from the Government of Canada to assure a state of readiness in the case of an influenza pandemic and provide influenza vaccine for all Canadians in such an event.

Innovative Shire vaccine products under development include SPD 703 for the prevention of pneumococcal meningitis and otitis media in young children and pneumonia and invasive diseases in adults and SPD 704 for the prevention of meningococcal meningitis and invasive diseases in children.

Shire currently sponsors a research team at the Vaccine Research Unit of the Laval University Hospital Centre in Ste-Foy, Quebec. With the establishment of this vaccine research centre, it will be able to pursue its objective of growing its team over time.


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Shire's Laval site is already home to its therapeutic research centre and, following this addition, will be able to house both therapeutic and biologics researchers under one roof. Among the factors that also influenced the choice of the site was the region's position as a major hub of biopharmaceutical activity in Canada and the presence of several major university centres providing a scientific community of sufficient critical mass to allow for future recruitment and growth.



* Under the TPC (Technology Partnerships Canada) agreement, Shire is eligible for a government investment of approximately US $ 3.5 million
**       Trademarks of Berna Biotech
***      NeisVac-C is a trademark of Baxter International Inc.

                                    - ENDS -


For further information please contact:


Global  (outside US & Canada)                                     US & Canada

Clea Rosenfeld -                          +44 1256 894 221        Gordon Ngan - Investor         +1 450 978 7938
Investor Relations                                                              Relations

Jessica Mann - Media                      +44 1256 894 160        Michele Roy - Media            +1 450 978 7938


Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), gastro intestinal (GI), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

Shire Biologics
Shire Biologics has a global mandate for vaccines and other biologics and operates in Canada from facilities in Laval and Sainte-Foy and in the United States from Northborough, Massachusetts. It is active in the research, development, manufacturing, sales and marketing of biologics.

For further information on Shire, please visit the company's website: www.shire.com


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL/FOSNOL) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.